Exhibit 99.1

Media Contact	April 30, 2013
Casey Lassiter, 205-410-2777
casey.lassiter@healthsouth.com

Investor Relations Contact
Mary Ann Arico, 205-969-6175
maryann.arico@healthsouth.com

JEFFERSON COUNTY CIRCUIT COURT RULES AGAINST HEALTHSOUTH IN ERNST & YOUNG ARBITRATION APPEAL

BIRMINGHAM, Ala. - HealthSouth Corporation (NYSE: HLS) today announced that the Circuit Court of Jefferson County, Alabama denied the Company's motion to vacate the decision of the American Arbitration Association (the “AAA”) panel which, on December 18, 2012, dismissed the Company's claims against Ernst & Young. HealthSouth has until June 6, 2013, to file a notice of appeal with the Supreme Court of Alabama and is currently evaluating whether to file such appeal.

In December 2012, the AAA panel that since July 2010 had been adjudicating the Company's claims against its former auditor, Ernst & Young, granted Ernst & Young's motion to dismiss the claims based on legal grounds that did not address the underlying merits of HealthSouth's claims. HealthSouth then, together with the stockholder derivative plaintiffs, filed a notice of appeal of the panel's decision in the Circuit Court of Jefferson County, Alabama and on December 28, 2012, filed the motion to vacate the AAA decision.

This arbitration has its origin in March 2003 when stockholder derivative plaintiffs acting on behalf of HealthSouth filed a lawsuit against Ernst & Young. Ernst & Young served as the Company's auditor during the period when HealthSouth was a victim of fraudulent and improper accounting practices directed by certain former officers and employees of the Company. The claims against Ernst & Young included, among other things, that from 1996 through 2002, Ernst & Young acted recklessly and with gross negligence and failed to perform reviews and audits of the Company's financial statements with due professional care as required by law and by its contractual agreements with the Company. This matter was referred to arbitration by Judge Allwin E. Horn, III, Circuit Court Judge, Jefferson County, Alabama, and in August 2006, the Company and the derivative plaintiffs agreed to jointly pursue the claims in arbitration.

“We respectfully disagree with the decision of the Circuit Court of Jefferson County,” said John Whittington, Executive Vice President and General Counsel of HealthSouth. “HealthSouth will continue to evaluate all options in regards to its appellate rights and remains committed to seeking recovery of amounts from parties involved during the period when improper accounting practices directed by former officers and employees of the Company occurred.”

About HealthSouth
HealthSouth is the nation's largest owner and operator of inpatient rehabilitation hospitals in terms of patients treated and discharged, revenues and number of hospitals. Operating in 28 states across the country and in Puerto Rico, HealthSouth serves patients through its network of inpatient rehabilitation hospitals, outpatient rehabilitation satellite clinics and home health agencies. HealthSouth's hospitals provide a higher level of rehabilitative care to patients who are recovering from conditions such as stroke and other neurological disorders, orthopedic, cardiac and pulmonary conditions, brain and spinal cord injuries, and amputations. HealthSouth can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts, such as future litigation efforts, are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties, and relate to, among other things, future events, HealthSouth's business strategy, its financial plans, its future financial performance, or its projected business results or model. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings involving HealthSouth, including its pending HHS-OIG investigations; potential disruptions, breaches, or other incidents affecting the proper operation, availability, or security of HealthSouth's information systems; significant changes in HealthSouth's management team; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for HealthSouth's services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels, including as part of national healthcare reform and deficit reduction; general conditions in the economy and capital markets; and other factors which may be identified from time to time in HealthSouth's SEC filings and other public announcements, including HealthSouth's Form 10‑K for the year ended December 31, 2012 and Form 10-Q for the quarter ended March 31, 2013.
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